CONTACT: ELLEN BATKIE (800) 262-6301

CHARTER ONE ANNOUNCES EARNINGS EXPECTATIONS FOR FIRST QUARTER 2003

CLEVELAND, Ohio, March 18, 2003 -- Charter One Financial, Inc. (NYSE:CF) announced today that it expects first quarter 2003 net income to be consistent with the most recent First Call consensus estimate of $.64 per diluted common share. This estimate has been made after taking into account an additional provision for loan losses and adjustment to residual valuations totaling approximately $30 to $35 million to reflect continued weakness in the economy and, specifically, in the airline industry. Evidence of this weakness is illustrated by two aircraft lessees who have recently requested concessions from their lessors, including Charter One. Although the ultimate outcome of these discussions cannot be predicted at this time, under the worse case scenario in which both companies liquidate through bankruptcy, it is highly unlikely that resulting losses would exceed $25 million. All other aircraft lease contracts are paying as agreed.

Charter One has $42 billion in total assets, making it one of the 25 largest bank holding companies in the country. The Bank has 461 branch locations in Ohio, Michigan, New York, Illinois, Massachusetts, and Vermont. The Company's diverse product set includes: consumer banking, indirect auto finance, commercial leasing, business lending, commercial real estate lending, mortgage banking, and retail investment products. For additional information, including press releases and investor presentations, investors are directed to Charter One's web site: www.charterone.com.

Forward-Looking Information

This release contains certain estimates of future earnings for Charter One Financial, Inc., as well as estimates of charge-offs and loan loss provisions. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference are identified in previous filings with the Securities and Exchange Commission.

####